Prospectus Supplement No. 2                     Filed Pursuant to Rule 424(b)(3)
dated October 23, 2001                                Registration No. 333-69744
(to Prospectus dated October 4, 2001)                        Cusip No. 501242AJ0



                                 $125,000,000

                      KULICKE AND SOFFA INDUSTRIES, INC.

              5 1/4% Convertible Subordinated Notes due 2006 and
            the Common Stock issuable upon conversion of the Notes

                             ____________________

     The following table supplements and amends the information set forth on pages 31 to 33 in the prospectus under Selling Securityholders with respect to the selling securityholders and the principal amount of notes beneficially owned by such selling securityholders that may be offered and sold pursuant to the prospectus dated October 4, 2001. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus.

-----------------------------------------------------------------------------------------------------------------------------------
                            Principal Amount                           Number of              Number of
                             At Maturity of                            Shares of              Shares of
                           Notes Beneficially      Percentage         Common Stock           Common Stock       Percentage of
                             Owned that May         of Notes          Owned Prior              that May          Common Stock
         Name                   Be Sold           Outstanding       to the Offering          Be Sold (1)        Outstanding (2)

-----------------------------------------------------------------------------------------------------------------------------------
Alexandra Global               $4,000,000             3.2%              202,560                202,560               *
 Investment Fund I, LTD
-----------------------------------------------------------------------------------------------------------------------------------
Forest Alternative                 80,000              *                  4,051                  4,051               *
 Strategies II
-----------------------------------------------------------------------------------------------------------------------------------
Forest Fulcrum Fund             1,280,000             1.0%               64,819                 64,819               *
 L.L.P.
-----------------------------------------------------------------------------------------------------------------------------------
Forest Global                   6,088,000             4.9%              308,297                308,297               *
 Convertible Fund
 Series A-5
-----------------------------------------------------------------------------------------------------------------------------------
Newport Investments,               80,000              *                  4,051                  4,051               *
 Inc.
-----------------------------------------------------------------------------------------------------------------------------------
RBC Capital Services               32,000              *                  1,620                  1,620               *
 Inc.
-----------------------------------------------------------------------------------------------------------------------------------
Zurich Master Hedge               240,000              *                 12,154                 12,154               *
 Fund
-----------------------------------------------------------------------------------------------------------------------------------

* Less than 1%

(1)  Assumes conversion of all of the holder's notes at a conversion ratio of
     50.6401 shares per $1,000 principal amount of notes. However, this conversion ratio will be subject to further adjustment as described under "Description of Notes-Conversion of Notes." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 49,034,316 shares of common stock outstanding as of September 14, 2001. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.

     Because the selling securityholders listed above and in the prospectus under the caption Selling Securityholders may, pursuant to the prospectus, as supplemented, offer all or some portion of the notes, no estimate can be given as to the amount of notes that will be held by the selling securityholders upon termination of any such sales.

     Furthermore, the selling securityholders identified in the table set forth in the prospectus under the caption Selling Securityholders may have sold, transferred or otherwise disposed of all or a portion of their notes or common stock since the date on which they provided us with information regarding their notes or common stock, and we have not made any independent inquiries as to the foregoing.

     Unless otherwise noted, all information provided in this prospectus supplement is as of October 23, 2001.

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